Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AFFINITY MEDIA INTERNATIONAL CORP.

AFFINITY ACQUISITION SUBSIDIARY CORP.

AND

HOTELS AT HOME, INC.

DATED AS OF MAY 7, 2008

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT (this “Second Amendment”) to the Agreement and Plan of Merger dated as of July 24, 2007 (the “Initial Merger Agreement”), as amended on January 14, 2008 (the “First Amendment”, and, together with the Initial Merger Agreement, the “Amended Merger Agreement”) by and among Hotels at Home, Inc., a Delaware corporation (the “Company”), Robin Ware, in her capacity as a shareholder and representative of the shareholders of the Company (the “Stockholders’ Representative”), Michael Ware, a shareholder of the Company, Raymond Romano, a shareholder of the Company, Affinity Media International Corp., a Delaware corporation (“Parent”), and Affinity Acquisition Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”), is entered into by the parties hereto as of May 7, 2008.

RECITALS:

A. Parent, the Merger Subsidiary, the Company, Stockholders’ Representative, Michael Ware, Robin Ware and Raymond Romano entered into the Initial Merger Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Company with and into the Merger Subsidiary as a result of which the Merger Subsidiary will be the surviving company and a direct, wholly-owned subsidiary of Parent.

B. Parent, the Merger Subsidiary, the Company, Stockholders’ Representative, Michael Ware, Robin Ware and Raymond Romano entered into the First Amendment, pursuant to which the terms of the Initial Merger Agreement were amended and modified.

C. Parent, the Merger Subsidiary, the Company, Stockholders’ Representative, Michael Ware, Robin Ware and Raymond Romano desire to amend and modify the Amended Merger Agreement, as set forth in this Second Amendment.

D. The boards of directors of each of Parent, the Merger Subsidiary and the Company have determined that it is advisable and in the best interests of each of Parent, the Merger Subsidiary and the Company, and their respective shareholders, that the Amended Merger Agreement be amended and modified as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Amended Merger Agreement.

2. The definition of “Earn-out Shares” in Section 1.1 of the Amended Merger Agreement is hereby amended in its entirety to read as follows:

“Earn-out Shares” means up to 2,250,000 shares of Parent Common Stock as determined in accordance with Section 9.8 hereof.

3. The definition of “Stock Consideration” in Section 1.1 of the Amended Merger Agreement is hereby amended in its entirety to read as follows:

“Stock Consideration” shall mean 2,281,571 shares of Parent Common Stock.

4. The definition of “Cash Consideration” in Section 1.1 of the Amended Merger Agreement is hereby amended in its entirety to read as follows:

“Cash Consideration” means $15,000,000.

5. Section 3.1(f) is hereby deleted in its entirety.

6. Article 9 of the Amended Merger Agreement is hereby amended by restating Section 9.8 to read in its entirety as follows:

9.8 Earn-out Shares to the Stockholders.

In the event that the Surviving Company shall achieve Net Income for its fiscal years ending December 31, 2008, 2009 and 2010 as set forth below, then the Surviving Company shall deliver, on or before one hundred twenty (120) days after the end of each such fiscal year, to the Stockholders a number of shares of Parent Common Stock, allocated to each Stockholder in accordance with the Allocation Agreement as amended, equal to the applicable amount of the Earn-out Shares as set forth below:

Fiscal Year Ending	Net Income	Earn-out Shares Payable
December 31, 2008	at least $2,800,000	750,000 shares of Parent Common Stock
December 31, 2009	at least $3,300,000 for fiscal year 2009 or at least $6,100,000 for fiscal years 2008 and 2009 on a cumulative basis	750,000 shares of Parent Common Stock[1]
December 31, 2010	at least $3,900,000 for fiscal year 2010 or at least $10,000,000 for fiscal years 2008, 2009 and 2010 on a cumulative basis	750,000 shares of Parent Common Stock[2]

1 1,500,000 shares of Parent Common Stock, less any Earn Out Shares that have been issued to date, if Net Income is at least $6,100,000 for fiscal years 2008 and 2009 on a cumulative basis. In addition, if Net Income is at least $3.3 million for the fiscal year ending December 31, 2009 (“Year 2”) and no Earn Out Shares have been issued to date, then the Stockholders shall be entitled to a pro rata portion of the 2008 Earn-Out Shares, based upon the cumulative Net Income earned in the fiscal years ending December 31, 2008 (“Year 1”) and Year 2. For example, if Year 1 Net Income is $2.4 million and Year 2 Net Income is $3.3 million, then the Stockholders would be entitled to 700,820 of the Year 1 Earn Out Shares in addition to the Year 2 Earn Out Shares.
2 2,250,000 shares of Parent Common Stock, less any Earn Out Shares that have been issued to date, if Net Income is at least $10,000,000 for fiscal years 2008, 2009 and 2010 on a cumulative basis. In addition, if Net Income is at least $3.9 million for the fiscal year ending December 31, 2010 (“Year 3”) and no Earn Out Shares have been issued to date, then the Stockholders shall be entitled to a pro rata portion of the 2008 and 2009 Earn-Out Shares, based upon the cumulative Net Income earned in Year 1, Year 2 and Year 3. For example, if Year 1 Net Income is $2.4 million, Year 2 Net Income is $3.1 million and Year 3 Net Income is $3.9 million, then the Stockholders would be entitled to 1,410,000 of the Year 1 and Year 2 Earn Out Shares in addition to the Year 3 Earn Out Shares.

7. Article 2(a) of each of the Employment Agreements of in the form of Exhibits B, C and D to the Initial Merger Agreement is hereby amended to provide that each Employee shall be paid a base salary during the term at the rate of One Hundred Twenty Five Thousand Dollars ($125,000).

8. Article 2(c) of each of the Employment Agreements in the form of Exhibits B, C and D to the Initial Merger Agreement is hereby amended to provide that each Employee shall be eligible to receive an annual performance bonus of up to 50.0% of the Base Salary for each year of the term of such Employment Agreement; provided, however that the Board of Directors of Parent may, in its discretion, determine to award an Employee an annual performance bonus in an amount in excess of 50.0% of the Base Salary.

9. Article 2(g) of the Employment Agreement in the form of Exhibit D to the Initial Merger Agreement is hereby amended to provide that the Warrants to which Employee is entitled shall have an exercise price of $5.60.

10. Parent will enter into an amendment to the agreement with each of Messrs. Engel, Cohl and Dombrowski with respect to the incentive shares to which each are entitled such that if, at any time within five years of the consummation of a business combination, Parent’s publicly-traded common stock reaches a volume weighted average trading price of $4.60 per share for each day during any five day period, Messrs. Engel, Cohl and Dombrowski will receive warrants allowing them to purchase an aggregate of 200,000 shares of Parent’s common stock for $.10 per share. If, at any time within five years of the consummation of a business combination, Parent’s publicly-traded common stock reaches a volume weighted average trading price of $5.60 per share for each day during any five day period, these same persons will receive warrants allowing them to purchase an additional 227,000 shares in the aggregate of our common stock, also for $.10 per share. All such warrants will be exercisable for a period of five years from the date on which they are granted.

11. Parent shall cause, on or before the Closing, the below-named stockholders of Parent to forfeit the following number of shares of common stock to Parent:

Stockholder	Number of Shares
Peter Engel	341,666
Howard Cohl	200,000
Klapper Family Trust	41,667
Chris Baker	41,667
Total	625,000

12. Parent has obtained the consent of Maxim to convert $400,000 of the contingent underwriting compensation to which it is entitled upon the consummation of the business combination into shares of Parent common stock at a price per share of $ $5.70, or 70,175 shares.

13. Parent has obtained the consent of PFK Development Group to waive any and all of its fees, including the $214,260 cash and $185,740 stock fees, to which it is entitled upon the consummation of a business combination pursuant to that certain advisory agreement dated July 2, 2007.

14. The Board of Directors of Parent has authorized and approved, subject to the execution of this Second Amendment, a distribution in the form of cash and stock to be distributed to stockholders of Parent as of the record date of June 16, 2008 as follows:

A. 800,000 shares of Parent common stock shall be distributed to all stockholders of record, pro rata; and

B. $2.6 million in cash shall be distributed (the “Cash Distribution”) to all stockholders of record, pro rata; provided, however, that the Cash Distribution shall not be distributed with respect to the 625,000 of shares (the “Founding Shares”) held by the founding stockholders of Parent, which were purchased in August 2005 for an aggregate amount of $25,000 in cash, at an average purchase price of approximately $0.04 per share, and the stock dividend of .2 shares of common stock declared for each Founding Share.

Notwithstanding the foregoing, the Stockholders hereby waive, and shall not be entitled to, receive any shares or cash in connection with the foregoing distributions.

15. Parent has agreed, if the Amended Merger Agreement is approved, to extend the date upon which the warrants issued in the IPO expire by one year, to June 4, 2011.

16. The parties hereto hereby ratify and reaffirm the Amended Merger Agreement, as amended and modified by this Second Amendment.

17. The parties hereto agree that all of the provisions of Article 10 - General Provisions of the Initial Merger Agreement are hereby incorporated by reference into this Second Amendment and shall fully apply to this Second Amendment as if such provisions were set forth in this Second Amendment.

* * * *

[Remainder of Page Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above-written.

COMPANY:
Hotels At Home, Inc.

By:	/s/ Michael Ware
Name: Michael Ware
Title: President

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Robin Ware
Robin Ware

STOCKHOLDERS:

/s/ Robin Ware
Robin Ware

/s Michael Ware
Michael Ware

/s/ Raymond Romano
Raymond Romano

[Signature Page to Second Amendment to Agreement and Plan of Merger]

PARENT:
Affinity Media International Corp.

By:	/s/ Peter Engel

Name: Peter Engel
Title: Chief Executive Officer

MERGER SUBSIDIARY:
Affinity Acquisition Subsidiary Corp.

By:	/s/ Howard Cohl

Name: Howard Cohl
Title: President

The undersigned hereby acknowledge and agree to the provisions of Article 11 of the foregoing Second Amendment:

/s/ Peter Engel	/s/ Chris Baker
Peter Engel	Chris Baker

/s/ Howard Cohl	Klapper Family Trust
Howard Cohl
	By:	/s/ Paul Klapper
Name: Paul Klapper
Title: Trustee

[Signature Page to Second Amendment to Agreement and Plan of Merger]